Exhibit 3.1

AMENDMENT NO. 1

TO THE AMENDED AND RESTATED BYLAWS

OF

GT BIOPHARMA, INC.

The Amended and Restated Bylaws (“Bylaws”) of GT Biopharma, Inc. (the “Corporation”), are hereby amended as follows, effective June 8, 2026:

1.	Section 2.6 of the Bylaws of the Corporation is hereby amended and restated in its entirety to read as follows:

“2.6. Quorum. At all meetings of stockholders, except where otherwise provided by law, the Certificate of Incorporation, or these Bylaws, the presence, in person or by proxy duly authorized, of the holders of not less than one-third (1/3) of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. Where a separate vote by a class or series or classes or series is required, not less than one-third (1/3) of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except where otherwise provided by law, the Certificate of Incorporation or these Bylaws. Any shares, the voting of which at said meeting have been enjoined, or which for any reason cannot be lawfully voted at such meeting, shall not be counted to determine a quorum at said meeting. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, by the chairman, which shall be in the discretion of the chairman and without any action by the stockholders. At such adjourned meeting at which a quorum is present or represented, any business may be transacted which might have been transacted at the original meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.”

2.	Except as specifically amended herein, the Bylaws shall remain unchanged and in full force and effect.

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The undersigned hereby certifies that he is the duly elected or appointed, qualified, and acting Secretary of GT Biopharma, Inc., a Delaware corporation, and that the foregoing Amendment to the Bylaws constitutes the entire amendment to the Bylaws, as duly adopted by the Board of Directors on June 8, 2026.

/s/ Alan Urban
Name: Alan Urban
Title: Chief Financial Officer and Secretary

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